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                                                                    EXHIBIT 99.1


              Regent Communications, Inc. Announces Equity Offering

COVINGTON, Ky.--(BUSINESS WIRE)--April 5, 2002--Regent Communications, Inc. (Nasdaq:RGCI) announced today that it intends to offer approximately 8,000,000 common shares. The Company will also grant the underwriters an option to purchase up to approximately 1,200,000 additional shares to cover over-allotments. All shares are being offered by the Company. The offering represents a new financing by the Company. Robertson Stephens will act as the lead underwriter on the offering and the underwriters will include Morgan Stanley, UBS Warburg, CIBC World Markets, and Sanders Morris Harris.

Regent Communications is a radio broadcasting company focused on acquiring, developing, and operating radio stations in mid-sized and small markets. Regent Communications common stock is traded on the Nasdaq under the symbol "RGCI."

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

When available, a written prospectus may be obtained from Robertson Stephens at 555 California St., 26th Floor, San Francisco, CA 94104 or by phone by calling
(415) 676-2526; Morgan Stanley at 1585 Broadway, Level B, New York, NY 10036 or by phone by calling (212) 761-6775; UBS Warburg at 1285 Avenue of the Americas, New York, NY 10019 or by phone by calling (212) 713-8802; CIBC World Markets by fax request at (212) 667-6136; and Sanders Morris Harris at 3100 Chase Tower, Houston, TX 77002 or by phone by calling (713) 224-3100.

CONTACT: Regent Communications, Inc.
Terry Jacobs, 859/292-0030
or
Tony Vasconcellos, 859/292-0030
or
Brainerd Communicators, Inc.
John Buckley, 212/986-6667
buckley@braincomm.com